Exhibit 99.1

Viad Corp Reports Results for the 2021 Third Quarter

•
Revenue reaches 66% of pre-COVID levels as business activity continues to accelerate at Pursuit and GES
•
Net Income and free cash flow turn positive
•
Pursuit opens third new attraction this year

SCOTTSDALE, November 4, 2021 -- Viad Corp (NYSE: VVI), a leading provider of experiential leisure travel and live events and marketing experiences, today reported financial results for the 2021 third quarter.

Steve Moster, president and chief executive officer, commented, “The third quarter was a pivotal one for our business. Revenue grew to nearly four times the level we experienced in the second quarter and reached 66% of the amount we realized in the pre-pandemic 2019 third quarter. We realized strong flow through to EBITDA and delivered positive operating cash flow that more than offset our investments in capital expenditures.”

Moster continued, “With leisure travel continuing to accelerate and events beginning to return to in-person formats, the pandemic recovery has clearly taken hold for both Pursuit and GES. Across Viad, our teams are doing a fantastic job navigating the challenges of the pandemic re-opening to meet the needs of our clients and guests with great service and operational execution.”

Third Quarter 2021 Results

Third quarter revenue was $233.6 million, up from $62.8 million in the 2020 third quarter. Third quarter net income attributable to Viad was $15.1 million and our adjusted segment EBITDA* was $55.4 million, as compared to a net loss of $30.8 million and adjusted segment EBITDA* of $8.1 million in the 2020 third quarter. These improvements relative to the prior year primarily reflect continued strengthening of leisure travel and the resumption of in-person event activity as health restrictions are relaxed, borders are re-opened, and people are increasingly more comfortable traveling and gathering.

* Refer to Table 2 of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Regarding Pursuit, Moster commented, “At Pursuit, third quarter revenue of $117.6 million reached 87% of the amount generated in the 2019 third quarter, reflecting strong leisure travel demand at our Glacier and Alaska experiences, which draw largely domestic travelers. These destinations experienced exceptionally strong visitation this peak season, with Glacier posting record performance. Additionally, the three new attractions we opened this year, the Sky Lagoon and Golden Skybridge, which opened in the second quarter, and FlyOver Las Vegas, which opened September 1st, are all off to a solid start in this challenging environment. In Canada, the border is now open for all fully-vaccinated international travelers, which bodes well for a much stronger peak season in 2022 across our Canadian experiences.”

Regarding GES, Moster commented, “GES’ third quarter revenue of $116.0 million increased nearly 370% from the second quarter and reached 53% of the amount generated in the 2019 third quarter. Although the COVID Delta variant caused some event and exhibitor cancellations as we moved into the third quarter, many organizers of in-person events that were scheduled to take place chose to stay the course and were able to hold successful events. We are very encouraged by what we’re seeing in terms of in-person event activity going forward, our level of new client wins on the Brand Experiences side of our business, and our ability to service events with our new, leaner operational model.”

Cash Flow and Balance Sheet Highlights

Our 2021 third quarter cash flow from operations was an inflow of approximately $37 million and our capital expenditures totaled approximately $20 million, and we paid cash dividends of approximately $2 million on our convertible preferred equity.

Moster commented, “We are very pleased with the strong operating cash flow achieved during the third quarter. Although it was lower than our prior guidance primarily due to the unanticipated impact of the Delta variant, our teams responded well to the shifting demand landscape to maximize our cash generation while prudently investing in new growth areas. Our capital expenditures during the quarter included approximately $8 million for the development of Pursuit’s new FlyOver Las Vegas attraction, which opened as planned on September 1st.”

At September 30, 2021, our cash and cash equivalents were approximately $111 million and we had approximately $78 million of capacity available on our revolving credit facility ($100 million total facility size, less approximately $22 million in letters of credit). Our debt totaled approximately $470 million, including our $400 million Term Loan B, financing lease obligations of approximately $64 million (which primarily comprises real estate leases at Pursuit), and approximately $6 million in debt at FlyOver Iceland.

Moster concluded, “Our strong liquidity and improving industry fundamentals, combined with the flexibility offered by our new credit facility, put us in a solid position to pursue additional Refresh, Build, Buy investments that will continue to accelerate Pursuit’s high-margin growth. Construction of Pursuit’s new 88-room hotel in Jasper is progressing well and we expect to have that property open ahead of the 2022 peak season. We continue to work through planning and permitting for our FlyOver Toronto experience, which is targeted to open in 2024. In addition to these growth projects already underway, we remain very active in evaluating other growth investments, including acquisitions in iconic locations and new FlyOver locations.”

Conference Call Details

To join the live conference call, please register at least 10 minutes before the start of the call using the following link: http://www.directeventreg.com/registration/event/5370749. After registering, an email confirmation will be sent that includes dial-in information as well as unique codes for entry into the live call. Registration will be open throughout the call.

A live audio webcast of the call will also be available in listen-only mode through the “Investors” section of our website. A replay of the webcast will be available on our website shortly after the call and, for a limited time, by calling (800) 585-8367 or (416) 621-4642 and entering the conference ID 5370749.

About Viad

Viad (NYSE: VVI) is a leading provider of experiential leisure travel and live events and marketing experiences that generates revenue and shareholder value through two businesses: Pursuit and GES. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, Reykjavik, and Las Vegas, as well as a new experience in development in Toronto. Pursuit’s collection includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

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the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
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our ability to anticipate and adjust for the impact of the COVID-19 pandemic on our businesses;
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general economic uncertainty in key global markets and a worsening of global economic conditions;
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travel industry disruptions;
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our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
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our dependence on large exhibition event clients;
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the importance of key members of our account teams to our business relationships;
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the competitive nature of the industries in which we operate;
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unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
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seasonality of our businesses;
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transportation disruptions and increases in transportation costs;
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natural disasters, weather conditions, and other catastrophic events;
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our multi-employer pension plan funding obligations;
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our exposure to labor cost increases and work stoppages related to unionized employees;
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liabilities relating to prior and discontinued operations;
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adverse effects of show rotation on our periodic results and operating margins;
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our exposure to currency exchange rate fluctuations;
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our exposure to cybersecurity attacks and threats;
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compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data; and
•
changes affecting the London Inter-bank Offered Rate.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Contact

Carrie Long or Michelle Porhola

Investor Relations

(602) 207-2681

ir@viad.com

VIAD CORP AND SUBSIDIARIES

TABLE ONE –QUARTERLY RESULTS

(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Revenue:
GES (Note A)	$116,044	$13,992	$102,052	**	$160,109	$319,930	$(159,821)	-50.0%
Pursuit	117,555	48,815	68,740	**	163,658	67,602	96,056	**
Total revenue	$233,599	$62,807	$170,792	**	$323,767	$387,532	$(63,765)	-16.5%

Segment operating income (loss):
GES	$(9,499)	$(18,248)	$8,749	47.9%	$(56,300)	$(39,450)	$(16,850)	-42.7%
Pursuit	49,601	11,467	38,134	**	23,183	(26,499)	49,682	**
Segment operating income (loss)	40,102	(6,781)	46,883	**	(33,117)	(65,949)	32,832	49.8%
Corporate eliminations	17	16	1	6.3%	52	48	4	8.3%
Corporate activities (Note B)	(3,093)	(2,645)	(448)	-16.9%	(8,104)	(5,902)	(2,202)	-37.3%
Restructuring charges (Note C)	(2,186)	(11,259)	9,073	80.6%	(5,799)	(12,370)	6,571	53.1%
Impairment charges (Note D)	—	(676)	676	-100.0%	—	(203,076)	203,076	-100.0%
Pension plan withdrawal	—	—	—	**	(57)	(462)	405	87.7%
Other expense	(466)	(210)	(256)	**	(1,506)	(894)	(612)	-68.5%
Net interest expense (Note E)	(9,518)	(5,450)	(4,068)	-74.6%	(20,168)	(14,399)	(5,769)	-40.1%
Income (loss) from continuing operations before income taxes	24,856	(27,005)	51,861	**	(68,699)	(303,004)	234,305	77.3%
Income tax expense (Note F)	(5,329)	(735)	(4,594)	**	(118)	(20,454)	20,336	99.4%
Income (loss) from continuing operations	19,527	(27,740)	47,267	**	(68,817)	(323,458)	254,641	78.7%
Income (loss) from discontinued operations (Note G)	248	(989)	1,237	**	534	(1,822)	2,356	**
Net income (loss)	19,775	(28,729)	48,504	**	(68,283)	(325,280)	256,997	79.0%
Net (income) loss attributable to noncontrolling interest	(5,004)	(2,331)	(2,673)	**	(3,049)	636	(3,685)	**
Net loss attributable to redeemable noncontrolling interest	296	302	(6)	-2.0%	1,221	1,023	198	19.4%
Net income (loss) attributable to Viad	$15,067	$(30,758)	$45,825	**	$(70,111)	$(323,621)	$253,510	78.3%

Amounts Attributable to Viad:
Income (loss) from continuing operations	$14,819	$(29,769)	$44,588	**	$(70,645)	$(321,799)	$251,154	78.0%
Income (loss) from discontinued operations (Note G)	248	(989)	1,237	**	534	(1,822)	2,356	**
Net income (loss)	$15,067	$(30,758)	$45,825	**	$(70,111)	$(323,621)	$253,510	78.3%

Diluted income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$0.45	$(1.54)	$1.99	**	$(3.80)	$(15.98)	$12.18	76.2%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.01	(0.05)	0.06	**	0.03	(0.09)	0.12	**
Net income (loss) attributable to Viad common shareholders	$0.46	$(1.59)	$2.05	**	$(3.77)	$(16.07)	$12.30	76.5%

Basic income (loss) per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$0.45	$(1.54)	$1.99	**	$(3.80)	$(15.98)	$12.18	76.2%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.01	(0.05)	0.06	**	0.03	(0.09)	0.12	**
Net income (loss) attributable to Viad common shareholders	$0.46	$(1.59)	$2.05	**	$(3.77)	$(16.07)	$12.30	76.5%

Common shares treated as outstanding for income (loss) per share calculations:
Weighted-average outstanding common shares	20,420	20,293	127	0.6%	20,396	20,263	133	0.7%
Weighted-average outstanding and potentially dilutive common shares	20,742	20,293	449	2.2%	20,396	20,263	133	0.7%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)
GES Revenue — In the third quarter of 2020, we identified prior period errors related to the recognition of revenue of our Corporate Accounts’ third-party services. Revenue from these services should have been recorded on a net basis to reflect only the fees received for arranging these services. Whereas previously, we recorded this revenue on a gross basis, thus overstating revenue and cost of services by the same amount. As a result, GES’ prior period revenue shown in this press release has been corrected to reflect this gross-to-net adjustment. We determined that the error is not material to the previously issued financial statements. The following table provides a reconciliation of originally reported revenue to the corrected figures for 2020:

	2020
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total GES revenue as originally reported	$292,485	$25,599	$14,257	$18,695
Gross to net correction for GES	(11,350)	(796)	(265)	—
Total GES revenue as corrected	$281,135	$24,803	$13,992	$18,695
(B)
Corporate Activities — The increase in corporate activities expense during the three months ended September 30, 2021 was primarily due to an FX impact loss of $0.8 million on the repayment of our Canadian debt and due to lower performance-based compensation expense in 2020 as we reduced our estimated performance achievement to zero as a result of COVID-19. The increase in corporate activities expense during the nine months ended September 30, 2021 was primarily due to lower performance-based compensation expense in 2020.
(C)
Restructuring Charges — Restructuring charges during the three and nine months ended September 30, 2021 were primarily related to facility closures and the elimination of certain positions at GES. In response to the COVID-19 pandemic in 2020, we accelerated our transformation and streamlining efforts at GES to significantly reduce costs and create a lower and more flexible cost structure focused on servicing our more profitable market segments. Restructuring charges during the three and nine months ended September 30, 2020 were primarily related to the elimination of certain positions at GES and our corporate office in response to the COVID-19 pandemic, as well as charges related to the closure of GES’ United Kingdom-based audio-visual services business during the third quarter of 2020.
(D)
Impairment Charges — Due to the deteriorating macroeconomic environment in 2020 related to the COVID-19 pandemic, resulting in disruptions to our operations and the decline in our stock price, we recorded non-cash goodwill impairment charges of $185.8 million, a non-cash impairment charge to intangible assets of $15.7 million related to GES’ United States audio-visual production business, and a fixed asset impairment charge of $1.6 million during the nine months ended September 30, 2020. We recorded a fixed asset impairment charge of $0.7 million during the three months ended September 30, 2020.
(E)
Net Interest Expense — The increase in interest expense during the three months ended September 30, 2021 was primarily due to higher interest rates and higher debt balances in 2021. As a result of the refinance and the repayment of the 2018 Credit Facility, we recorded $2.1 million of interest expense related to the write-off of unamortized debt issuance costs during the three months ended September 30, 2021. The increase in interest expense during the nine months ended September 30, 2021 was primarily due to higher debt balances in 2021 and the write-off of unamortized debt issuance costs.
(F)
Income Tax Expense – The effective tax rate was 21% for the three months ended September 30, 2021 and a negative 3% for the three months ended September 30, 2020. The effective tax rate was 0% for the nine months ended September 30, 2021 and a negative 7% for the nine months ended September 30, 2020. The effective tax rate for the three months ended September 30, 2021 was the result of income earned in Canada without taxes on income in our jurisdictions with valuation allowances. The rate for the nine months ended September 30, 2021 was lower than the blended statutory rate primarily as a result of excluding the tax benefit on losses recognized in the United States, the United Kingdom, and other European countries where we have a valuation allowance. The negative effective tax rates for 2020 were due to the recording of a valuation allowance against our remaining United States, United Kingdom, and other European countries net deferred tax assets of $25 million, as well as no tax benefits on non-deductible goodwill impairments and losses recognized in those jurisdictions.
(G)
Income (Loss) from Discontinued Operations — Income from discontinued operations during the three and nine months ended September 30, 2021 was primarily due to a favorable legal settlement and an insurance recovery related to a previously sold operation, offset in part by legal expenses. Loss from discontinued operations during the three and nine months ended September 30, 2020 was primarily due to legal expenses related to previously sold operations.

	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Net income (loss) attributable to Viad	$15,067	$(30,758)	$45,825	**	$(70,111)	$(323,621)	$253,510	78.3%
Less: Allocation to participating securities	(3,141)	—	(3,141)	**	—	—	—	**
Convertible preferred stock dividends paid in cash	(1,950)	—	(1,950)	**	(1,950)	—	(1,950)	**
Convertible preferred stock dividends paid in kind[1]	—	(1,134)	1,134	-100.0%	(3,821)	(1,134)	(2,687)	**
Adjustment to the redemption value of redeemable noncontrolling interest	(488)	(468)	(20)	-4.3%	(1,091)	(926)	(165)	-17.8%
Net income (loss) allocated to Viad common shareholders	$9,488	$(32,360)	$41,848	**	$(76,973)	$(325,681)	$248,708	76.4%

Weighted-average outstanding common shares[1]	20,420	20,293	127	0.6%	20,396	20,263	133	0.7%

Basic income (loss) per common share attributable to Viad common shareholders	$0.46	$(1.59)	$2.05	**	$(3.77)	$(16.07)	$12.30	76.5%

1 When calculating basic income (loss) per share and diluted loss per share, dividends paid in kind on convertible preferred stock are deducted from the reported net income (loss) for the period and there is no adjustment to the number of common shares outstanding to reflect the potential future conversion of the outstanding preferred shares. When calculating diluted net income per share, the outstanding preferred shares (as if converted at the beginning of the period) are added to the common shares outstanding and there is no adjustment to the reported net income for any dividends paid in kind. The preferred stock was convertible to 6,674,235 shares of common stock of September 30, 2021.

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of "Income (Loss) Before Other Items", "Adjusted Segment EBITDA" and "Adjusted Segment Operating Income (Loss)", which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP. The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below. Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income (Loss) Before Other Items and Adjusted Segment Operating Income (Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business. Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended September 30,				Nine months ended September 30,
($ in thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Income (loss) before other items:
Net income (loss) attributable to Viad	$15,067	$(30,758)	$45,825	**	$(70,111)	$(323,621)	$253,510	78.3%
(Income) loss from discontinued operations attributable to Viad	(248)	989	(1,237)	**	(534)	1,822	(2,356)	**
Income (loss) from continuing operations attributable to Viad	14,819	(29,769)	44,588	**	(70,645)	(321,799)	251,154	78.0%
Restructuring charges, pre-tax	2,186	11,259	(9,073)	-80.6%	5,799	12,370	(6,571)	-53.1%
Impairment charges, pre-tax	—	676	(676)	-100.0%	—	203,076	(203,076)	-100.0%
Pension plan withdrawal, pre-tax	—	—	—	**	57	462	(405)	-87.7%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	1,802	1,462	340	23.3%	6,324	4,773	1,551	32.5%
Tax benefit on above items	(362)	(36)	(326)	**	(680)	(122)	(558)	**
Unfavorable tax matters	—	—	—	**	—	25,500	(25,500)	-100.0%
Income (loss) before other items	$18,445	$(16,408)	$34,853	**	$(59,145)	$(75,740)	$16,595	21.9%

(per diluted share)
Income (loss) before other items:
Net income (loss) attributable to Viad	$0.46	$(1.59)	$2.05	**	$(3.77)	$(16.07)	$12.30	76.5%
(Income) loss from discontinued operations attributable to Viad	(0.01)	0.05	(0.06)	**	(0.03)	0.09	(0.12)	**
Income (loss) from continuing operations attributable to Viad	0.45	(1.54)	1.99	**	(3.80)	(15.98)	12.18	76.2%
Restructuring charges, pre-tax	0.11	0.55	(0.44)	-80.0%	0.28	0.61	(0.33)	-54.1%
Impairment charges, pre-tax	—	0.03	(0.03)	-100.0%	—	10.02	(10.02)	-100.0%
Pension plan withdrawal, pre-tax	—	—	—	**	—	0.02	(0.02)	-100.0%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	0.09	0.07	0.02	28.6%	0.31	0.24	0.07	29.2%
Tax benefit on above items	(0.02)	—	(0.02)	**	(0.03)	(0.01)	(0.02)	**
Unfavorable tax matters	—	—	—	**	—	1.26	(1.26)	-100.0%
Equity related adjustments (Note B)	(0.05)	0.08	(0.13)	**	—	0.10	(0.10)	-100.0%
Income (loss) before other items	$0.58	$(0.81)	$1.39	**	$(3.24)	$(3.74)	$0.50	13.4%

(A)
Acquisition-related costs and other non-recurring expenses include:

	Three months ended September 30,				Nine months ended September 30,
($ in thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Acquisition integration costs - Pursuit[1]	$—	$1	$(1)	-100.0%	$6	$61	$(55)	-90.2%
Acquisition transaction-related costs - Pursuit[1]	381	(2)	383	**	653	(16)	669	**
Acquisition transaction-related costs - Corporate[2]	4	4	—	0.0%	63	183	(120)	-65.6%
Attraction start-up costs[1,3]	1,415	1,014	401	39.5%	5,033	2,864	2,169	75.7%
Other non-recurring expenses[2,4]	2	445	(443)	-99.6%	569	1,681	(1,112)	-66.2%
Acquisition-related and other non-recurring expenses, pre-tax	$1,802	$1,462	$340	23.3%	$6,324	$4,773	$1,551	32.5%

1 Included in segment operating loss

2 Included in corporate activities

3 Includes costs related to the development of Pursuit’s new FlyOver attractions in Iceland, Las Vegas, and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge in Canada.

4 Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.

(B)
Equity related adjustments include convertible preferred stock dividends and an adjustment to the redemption value of redeemable noncontrolling interest.

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods. The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period's exchange rates and the comparable prior period's exchange rates. Management believes that the presentation of “organic” results permits investors to better understand Viad's performance without the effects of exchange rate variances or acquisitions.

	Three months ended September 30, 2021				Three months ended September 30, 2020
($ in thousands)	As Reported	Acquisitions (Note A)	FX Impact	Organic	As Reported	Acquisitions (Note A)	Organic
Viad Consolidated:
Revenue	$233,599	2,297	$4,115	$227,187	$62,807	$—	$62,807
Net income (loss) attributable to Viad	$15,067				$(30,758)
Net income attributable to noncontrolling interest	5,004				2,331
Net loss attributable to redeemable noncontrolling interest	(296)				(302)
(Income) loss from discontinued operations	(248)				989
Income tax expense	5,329				735
Net interest expense	9,518				5,450
Other expense	466				210
Pension plan withdrawal	—				—
Impairment charges	—				676
Restructuring charges	2,186				11,259
Corporate activities expense	3,093				2,645
Corporate eliminations	(17)				(16)
Segment operating income (loss)	$40,102	$1,504	$1,194	$37,404	$(6,781)	$—	$(6,781)
Attraction start-up costs (B)	1,415	—	—	1,415	1,014	—	1,014
Integration costs	—	—	—	—	1	—	1
Acquisition transaction-related costs	381	—	7	374	(2)	—	(2)
Adjusted segment operating income (loss)	41,898	1,504	1,201	39,193	(5,768)	—	(5,768)
Segment depreciation	10,758	22	291	10,445	11,441	—	11,441
Segment amortization	2,712	—	66	2,646	2,463	—	2,463
Adjusted segment EBITDA	$55,368	$1,526	$1,558	$52,284	$8,136	$—	$8,136
Adjusted segment operating margin	17.9%	65.5%	29.2%	17.3%	-9.2%		-9.2%
Adjusted segment EBITDA margin	23.7%	66.4%	37.9%	23.0%	13.0%		13.0%

GES:
Revenue	$116,044	$—	$1,130	$114,914	$13,992	$—	$13,992
Segment operating loss	$(9,499)	$—	$(62)	$(9,437)	$(18,248)	$—	$(18,248)
Adjusted segment operating loss	(9,499)	—	(62)	(9,437)	(18,248)	—	(18,248)
Depreciation	4,024	—	35	3,989	5,266	—	5,266
Amortization	1,250	—	5	1,245	1,401	—	1,401
Adjusted segment EBITDA	$(4,225)	$—	$(22)	$(4,203)	$(11,581)	$—	$(11,581)
Adjusted segment operating margin	-8.2%		-5.5%	-8.2%	**		**
Adjusted segment EBITDA margin	-3.6%		-1.9%	-3.7%	-82.8%		-82.8%

Pursuit:
Revenue	$117,555	2,297	$2,985	$112,273	$48,815	—	$48,815
Segment operating income	$49,601	$1,504	$1,256	$46,841	$11,467	$—	$11,467
Integration costs	—	—	—	—	1	—	1
Acquisition transaction-related costs	381	—	7	374	(2)	—	(2)
Attraction start-up costs (B)	1,415	—	—	1,415	1,014	—	1,014
Adjusted segment operating income	51,397	1,504	1,263	48,630	12,480	—	12,480
Depreciation	6,734	22	256	6,456	6,175	—	6,175
Amortization	1,462	—	61	1,401	1,062	—	1,062
Adjusted segment EBITDA	$59,593	$1,526	$1,580	$56,487	$19,717	$—	$19,717
Adjusted segment operating margin	43.7%	65.5%	42.3%	43.3%	25.6%		25.6%
Adjusted segment EBITDA margin	50.7%	66.4%	52.9%	50.3%	40.4%		40.4%
(A)
Acquisitions include the Golden Skybridge (acquired March 2021 and opened June 2021) for Pursuit.
(B)
Includes costs related to the development of Pursuit’s new FlyOver attractions in Las Vegas and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge in Canada.